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                                                                    Exhibit 23.3


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" included in the Registration Statement (Form S-4) and related Prospectus of Juniper Networks, Inc. for the registration of shares of common stock and to the incorporation by reference therein of our report dated January 13, 2004 (expect for Note 19, as to which the date is February 9, 2004), with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


San Jose, California
February 19, 2004